Exhibit 4.6

OMNIBUS AMENDMENT TO CANTEL MEDICAL CORP. 2016 EQUITY INCENTIVE PLAN AND CANTEL MEDICAL CORP. 2020 EQUITY INCENTIVE PLAN

STERIS plc, a public limited company incorporated under the laws of Ireland (the “Company”), hereby adopts this Omnibus Amendment (this “Amendment”) to Cantel Medical Corp. 2016 Equity Incentive Plan (the “2016 Plan”) and Cantel Medical Corp. 2020 Equity Incentive Plan (the “2020 Plan”) (collectively, the “Plans”) effective as of June 2, 2021.

1. In each of the Plans, the definition of “Benefit Plan” in each Section 2 is hereby amended in its entirety to read as follows:

“‘Benefit Plan’ means any employment agreement, severance agreement or similar agreement between the Participant and the Company (or a Subsidiary) or any long-term incentive plan or similar plan of the Company (or a Subsidiary) which covers the Participant, in each case which includes provisions relating to an Award granted hereunder.”

2. In each of the Plans, the definition of “Board” in each Section 2 is hereby amended in its entirety to read as follows:

“‘Board’ means the Board of Directors of the Company, and, to the extent of any delegation by the Board of Directors of the Company to the Compensation Committee of the Board of Directors of the Company or any other Committee of the Board of Directors of the Company (or subcommittee thereof) such Committee (or subcommittee).

3. In each of the Plans, the definition of “Change in Control” in each Section 2 is hereby amended in its entirety to read as follows:

“‘Change in Control’ means the consummation of the transactions (the “Mergers”) contemplated by that certain Agreement and Plan of Merger, dated as of January 12, 2021, entered between the Company, Cantel Medical Corp., Solar New US Holding Co, LLC, and Crystal Merger Sub 1 LLC, as amended (the “Merger Agreement”). For the avoidance of doubt, no other transactions and/or events that occur following the Closing Date will constitute a Change in Control.”

4. In each of the Plans, the following definition is added to Section 2 thereof:

“Closing Date” shall mean the date of consummation of the Mergers.

5. In each of the Plans, the definition of “Company” in each Section 2 is hereby amended in its entirety to read as follows:

“‘Company’ means STERIS plc, a public limited company incorporated under the laws of Ireland.”

6. In each of the Plans, the definition of “Shares” in each Section 2 is hereby amended in its entirety to read as follows:

“‘Shares’ means ordinary shares of $0.001 each (nominal value) in the capital of the Company.”

7. All references to “Committee” in each of the Plans, excluding such references contained in the Plans’ definitions of “Board” as amended by Section 3 hereof, are hereby deleted and replaced with “Board.”

8. Section 4 of the Plans shall be amended to add a new subsection (subsection (h) for the 2020 Pan and subsection (i) for the 2016 Plan) to the end thereof as follows:

“Notwithstanding any provision of the Plan to the contrary, no new Awards shall be granted under the Plan following the Closing Date.”

9. Except as specifically modified herein, the Plans shall remain in full force and effect in accordance with all of the terms and conditions thereof.

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